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SECURITY AGREEMENT
(Collateral Pledge Agreement)


Date:     January 28, 1998

Debtor:        THE WIMBERLY INVESTMENT FUND, L.P.

Business
Or Residence   Suite 300
Address:       300 Corporate Center Drive

City, State
& Zip Code:    Morrow, Ga., 30260

Secured Party: KILLEARN, INC.

Address:       100 Eagle's Landing Way

City, State
& Zip Code:    Stockbridge, Ga., 30281

1.        SECURITY INTEREST AND COLLATERAL.

To secure the debt, liability or obligation of the Debtor to secured party evidence by the following: Promissory note dated January 28, 1998 in the amount of $194,155.00 between the parties and any extensions, renewals or replacements thereof therein referred to as the "Obligations").

Debtor hereby grants Secured Party a security interest (herein called the "Security Interest") in the property owned by Debtor and held by Secured Party that is described as follows: 26,780 shares of the common stock of KILLEARN PROPERTIES, INC. together with all rights in connection with such property (herein called the "Collateral").

2. REPRESENTATIONS, WARRANTIES AND COVENANTS. DEBTOR REPRESENTS, WARRANTS AND COVENANTS THAT:

          (a) Debtor will duly endorse, in blank, each and every instrument constituting Collateral by signing on said instrument or by signing a separate document of assignment or transfer, if required by Secured Party.
          (b) Debtor is the owner of the Collateral free and clear of all liens, encumbrances, security interests and restrictions, except the Security Interest and any restrictive legend appearing on any instrument constituting Collateral.
          (c) Debtor will keep the Collateral free and clear of all liens, encumbrances and security interests, except the Security Interest.
          (d) Debtor will pay, when due, all taxes and other governmental charges levied or assessed upon or against any Collateral.
          (e) At any time, upon request by Secured Party, Debtor will deliver to Secured Party all notices, financial statements, reports or other communications received by Debtor as an owner or holder of the Collateral.
          (f) Debtor will upon receipt deliver to Secured Party in pledge ass additional Collateral all securities distributed on account of the Collateral such as stock dividends and securities resulting from Stock splits, reorganizations and recapitalizations.

THIS AGREEMENT CONTAINS ADDITIONAL PROVISIONS SET FORTH ON PAGES 2 AND 3 HEREOF, ALL OF WHICH ARE MADE A PART HEREOF.

DEBTOR'S NAME:
THE WIMBERLY INVESTMENT FUND, L. P.

By: /s/ JAMES M. BAKER
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Title: President of G. P.
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